10f-3 REPORT

SALOMON BROTHERS CAPITAL FUND
April 1, 2000 through June 30, 2000

                       Trade                                   % of
Issuer                 Date    Selling Dealer    Amount  Price Issue(1)

Uticom                  4/5/00 Lehman Brothers  $32,500 $13.00 0.11A
Centillium
 Communications        5/23/00 First Boston       5,700  19.00 0.01B
Charles River          6/23/00 DLJ               40,000  16.00 0.04C
Manufacturers Services 6/23/00 DLJ               40,000  16.00 0.04D
Capstone Turbine       6/29/00 Goldman Sachs     80,000  16.00 0.10E
Genuity                6/29/00 Morgan Stanley 2,063,600  11.00 0.15F
Mobile Telesystem      6/30/00 Deutsche Banc     43,000  22.00 0.03G
Netease                6/30/00 Merrill Lynch     23,250  16.00 0.06H

(1) Represents purchases by all affiliated funds; may not exceed
25% of the offering.

A - A total of 4,800 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $62,400.
B - A total of 500 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $9,500.
C - A total of 4,800 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $76,800.
D - A total of 4,700 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $75,200.
E - A total of 9,200 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $147,200.
F - A total of 260,600 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $2,866,600.
G - A total of 3,700 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $79,550.
H - A total of 2,700 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $41,850.